Exhibit 3(i)

                          CERTIFICATE OF INCORPORATION

                                       OF

                             NEW TECH VENTURES, INC.

FIRST: The name of the corporation (herein referred to as the "Corporation") is:

                             NEW TECH VENTURES, INC.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is:

     To engage in, promote, conduct, and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of common stock which the Corporation shall have authority to issue is 30,000,000 and the par value of each share is $.001 amounting in the aggregate to $30,000.

FIFTH: The Corporation shall have the right to impose restrictions on the sale or other disposition of its shares provided that all such restrictions are placed upon the certificates evidencing the Corporation's shares to which such restrictions apply.

SIXTH: The name and mailing address of the sole incorporator are:

       Joseph Sierchio
       41 East 57th Street
       39th Floor
       New York, New York 10022

SEVENTH: The Corporation is to have perpetual existence.

EIGHTH: The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the bylaws. To the extent that the number of directors is less than the number so fixed, the majority of the directors then in office shall have

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the right,  without  shareholder  vote,  to appoint  such  number of  additional directors equal to the difference between the number of directors in office and the maximum number of directors fixed in the bylaws. Election of directors need not be by written ballot. The Board of Directors is authorized, without the assent or vote of the shareholders, to make, alter or repeal the bylaws of the Corporation.

NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of ss. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. The Corporation shall, to the fullest extent permitted by the provision of ss. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

TENTH: The officers, directors and other members of management of this Corporation shall be subject to the doctrine of corporate opportunities only insofar as its applies to business opportunities in which this corporation has expressed an interest as determined from time to time by the Corporation's Board of Directors as evidenced by resolutions appearing in the Corporation's Minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of an officer, director or other member of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself or herself of such opportunity. Until such time as this Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and the doctrine of corporate opportunities shall not limit the rights of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by this Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties which he or she may have to the Corporation.

ELEVENTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized without the consent of our stockholders to:

A.   Make, amend, alter, or repeal the bylaws of the Corporation;


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B.   Authorize  and cause to be executed  mortgages  and liens upon the real and personal property of the Corporation, and to hypothecate such property;

C. Set apart out of any funds of the Corporation available for dividends a reserve or reserves of any proper purpose and reduce any such reserve in the manner in which it was created; and

D. Adopt from time to time bylaw provisions with respect to indemnification of directors, officers, employees, agents, and other persons as it shall deem expedient and in the best interest of the Corporation and to the extent permitted by law. In the event no such bylaw provisions are adopted, then the Corporation shall indemnify all persons whom it may indemnify to the full extent permitted by Section 145 of the Delaware General Corporation Law as amended from time to time.

TWELFTH: The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation, subject to any provisions contained in the statutes.

THIRTEENTH: The Corporation reserves the right to amend, alter, change, or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges, and discretionary authority granted or conferred herein upon stockholders or directors are granted subject to this reservation.

     The undersigned, being the sole incorporator herein before named, does hereby make this Certificate of Incorporation, hereby declaring, affirming, acknowledging, and certifying, under penalties of perjury, that this is the act and deed of the undersigned and that the facts stated herein are true, and accordingly has hereunto set his hand this 21st day of April, 1999.


                                                    /s/ Joseph Sierchio
                                              ----------------------------------
                                              Joseph Sierchio, Sole Incorporator


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